                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                  FORM 8-K/A



             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934





      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  AUGUST 29, 1997



                         DURA AUTOMOTIVE SYSTEMS, INC.
            (Exact Name of Registrant as Specified in its Charter)


                                   DELAWARE
                (State or Other Jurisdiction of Incorporation)



     0-21139                                       38-3185711
(Commission File Number)                (I.R.S. Employer Identification No.)


                4508 IDS CENTER, MINNEAPOLIS, MINNESOTA   55402
            (Address of Principal Executive Offices)     (Zip Code)


                                (612) 342-2311
             (Registrant's Telephone Number, Including Area Code)



                                NOT APPLICABLE
         (Former Name or Former Address, if Changed Since Last Report)

     The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K, dated September 12, 1997, relating to events occurring on August 29, 1997, as set forth in the pages attached hereto.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.
          The audited financial statements for GT Automotive Systems, Inc., the business acquired, as of December 31, 1996 and for the six months ended December 31, 1996, the audited financial statements for Gel, Inc. for the ten months ended October 31, 1996 and the audited financial statements for Tamco Ltd. for the six months ended June 30, 1996, together with a report of independent public accountants, and the unaudited financial statements of GT Automotive Systems, Inc. as of June 30, 1997 and for the six months ended June 30, 1997 are hereby filed as part of this Report on Form 8-K/A in the form attached as Exhibit A.

      (b) PRO FORMA FINANCIAL INFORMATION.

          The required pro forma financial information for the transaction that is the subject of this Report is hereby filed as part of this Report on Form 8-K/A in the form attached as Exhibit B.

      (c) EXHIBITS.

          23.   Consent of Arthur Andersen LLP in the form attached as Exhibit
       C.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  DURA AUTOMOTIVE SYSTEMS, INC.



DATE:  NOVEMBER 11, 1997          /s/ STEPHEN E.K. GRAHAM
                                  STEPHEN E.K. GRAHAM, VICE PRESIDENT, CHIEF
                                  FINANCIAL OFFICER
                                  (PRINCIPAL ACCOUNTING AND FINANCIAL OFFICER)

                                                               Exhibit A

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
GT Automotive Systems, Inc.:

We have audited the accompanying consolidated balance sheet of GT Automotive Systems, Inc. (a Michigan corporation) as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the period from inception (July 1, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GT Automotive Systems, Inc. as of December 31, 1996 and the results of their operations and their cash flows for the period from inception (July 1, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                       ARTHUR ANDERSEN LLP


Minneapolis, Minnesota,
   October 31, 1997

                          GT AUTOMOTIVE SYSTEMS, INC.

                          Consolidated Balance Sheets

                                     As of


                                                            December 31, 1996  June 30, 1997
                                                           ------------------ --------------
                                                                                (Unaudited)
                               ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                  $    299,217    $         -
   Accounts receivable                                           8,294,679      8,287,408
   Inventory                                                     3,848,993      4,125,923
   Unbilled tooling                                              1,326,233        590,524
   Deferred taxes                                                  377,486        377,486
   Prepaid expenses                                                361,323        825,506
                                                              ------------    -----------
            Total current assets                                14,507,931     14,206,847

PROPERTY, PLANT AND EQUIPMENT, net                              12,361,241     13,729,781

OTHER ASSETS                                                    17,900,836     17,679,028
                                                              ------------    -----------
                                                               $44,770,008    $45,615,656
                                                              ------------    -----------
                                                              ------------    -----------
                             LIABILITIES

CURRENT LIABILITIES:
   Accounts payable                                           $  5,110,599    $ 5,157,525
   Accrued liabilities                                           6,507,769      4,704,842
   Current maturities of long-term debt                          2,733,352      2,671,668
                                                              ------------    -----------
            Total current liabilities                           14,351,720     12,534,035

SENIOR DEBT                                                     18,423,545     20,762,564

SUBORDINATED DEBT                                                6,825,584      6,504,998

DEFERRED TAX LIABIILITY                                          1,271,279      1,271,729

OTHER LONG-TERM LIABILITIES                                      2,445,344      2,480,240
                                                              ------------    -----------
            Total liabilities                                   43,317,472     43,553,566
                                                               ------------    -----------
                          STOCKHOLDERS' EQUITY

COMMON STOCK, $.01 par value; 5,000,000 shares authorized,
   1,000,000 shares issued and outstanding                          10,000         10,000

PAID-IN CAPITAL                                                  1,100,000      1,100,000

CUMULATIVE TRANSLATION ADJUSTMENT                                     (329)        12,677

RETAINED EARNINGS                                                  342,865        939,413
                                                              ------------    -----------
Total stockholders' equity                                       1,452,536      2,062,090
                                                              ------------    -----------
                                                               $44,770,008    $45,615,656
                                                              ------------    -----------
                                                              ------------    -----------


               The accompanying notes are an integral part of these
                            consolidated balance sheets.

                             GT AUTOMOTIVE SYSTEMS, INC.

                         Consolidated Statements of Operations

        For the Period From Inception (July 1, 1996) To December 31, 1996 and
               For the Six Month Period Ended June 30, 1997 (Unaudited)


                                                   Six Month       Six Month
                                                 Period Ended     Period Ended
                                                  December 31,       June 30,
                                                      1996             1997
                                                 -------------   --------------
                                                                   (Unaudited)

NET SALES                                          $20,988,165     $31,554,998

COST OF SALES                                       18,269,246      27,047,642
                                                   -----------     -----------
         Gross profit                                2,718,919       4,507,356

SELLING AND ADMINISTRATIVE EXPENSES                  1,327,582       2,039,532
                                                   -----------     -----------
         Operating income                            1,391,337       2,467,824

INTEREST EXPENSE                                       562,881       1,403,639
                                                   -----------     -----------
         Income before income taxes                    828,456       1,064,184

INCOME TAXES                                           485,591         467,637
                                                   -----------     -----------
         Net income                                $   342,865     $   596,548
                                                   -----------     -----------
                                                   -----------     -----------

          The accompanying notes are an integral part of these consolidated financial statements.

                             GT AUTOMOTIVE SYSTEMS, INC.
                   Consolidated Statements of Stockholders' Equity
        For the Period From Inception (July 1, 1996) To December 31, 1996 and
               For the Six Month Period Ended June 30, 1997 (Unaudited)


                                                                 Cumulative
                                    Common        Paid-in        Translation    Retained
                                     Stock        Capital         Adjustment     Earnings        Total
                                   ---------     ----------     -------------  -----------    -----------
SHARES ISSUED UPON FORMATION         $10,000     $1,100,000        $     -       $      -     $ 1,110,000

NET INCOME                                 -              -              -        342,865        342,865

TRANSLATION ADJUSTMENTS                    -              -           (329)             -           (329)
                                     -------     ----------         -------       --------     ----------
BALANCE, December 31, 1996            10,000      1,100,000           (329)       342,865      1,452,536

TRANSLATION ADJUSTMENTS                    -              -         13,006              -         13,006

NET INCOME                                 -              -              -        596,548        596,548
                                     -------     ----------        -------       --------     ----------
BALANCE, June 30, 1997 (Unaudited)   $10,000     $1,100,000        $12,667      $939,413     $ 2,062,090
                                     -------     ----------        -------       --------     ----------
                                     -------     ----------        -------       --------     ----------


              The accompanying notes are an integral part of these
                      consolidated financial statements.

                             GT AUTOMOTIVE SYSTEMS, INC.

                        Consolidated Statements of Cash Flows

        For the Period From Inception (July 1, 1996) To December 31, 1996 and
                     For the Six Month Period Ended June 30, 1997

                                                                      Six Month Period     Six Month Period
                                                                            Ended                Ended
                                                                      December 31, 1996     June 30, 1997
                                                                      -----------------    ----------------
                                                                                              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                           $    342,865       $   596,548
   Adjustments to reconcile net income to net cash provided by
       (used in) operating activities-
       Depreciation                                                          322,517           648,236
       Amortization                                                          116,630           231,552
       Deferred taxes                                                        103,306                 -
       Change in operating items -
          Accounts receivable                                               (747,097)            7,271
          Inventories                                                        106,604          (276,930)
          Prepaid expenses and other                                          25,379          (221,771)
          Accounts payable                                                 1,190,919            46,926
          Accrued liabilities                                                481,824        (1,802,927)
                                                                        ------------       -----------
              Net cash provided by (used in) operating activities          1,942,947          (771,095)
                                                                        ------------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                                (936,183)       (2,016,776)
   Acquisitions:
       Acquisition of Tamco Limited and Tamco Manufacturing Inc.
          net of cash acquired of $300                                    (3,886,721)                -
       Acquisition of Gel, Inc., net of cash acquired of $360,819        (13,918,234)                -
       Acquisition costs                                                    (381,702)                -
                                                                        ------------       -----------
              Net cash used in investing activities                      (19,122,840)       (1,484,871)
                                                                        ------------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from new debt                                                 16,905,407        15,600,000
   Repayment of debt                                                        (804,583)      (15,061,323)
   Borrowings on line of credit                                           10,998,379        18,146,827
   Repayments on line of credit                                          (10,620,093)      (16,728,755)
   Cash proceeds from issuance of common stock                             1,000,000                 -
                                                                        ------------       -----------
              Net cash provided by financing activities                   17,479,110         1,956,749
                                                                        ------------       -----------
NET CHANGE IN CASH                                                           299,217          (299,217)

CASH, beginning of period                                                          -           299,217
                                                                        ------------       -----------
CASH, end of period                                                     $    299,217       $         -
                                                                        ------------       -----------
                                                                        ------------       -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest                                               $    209,501       $ 1,747,000
                                                                        ------------       -----------
                                                                        ------------       -----------
   Cash paid for income taxes                                           $    326,500       $   334,301
                                                                        ------------       -----------
                                                                        ------------       -----------
   Noncash financing activities (see Note 1)-
       Issuance of promissory note to former Tamco stockholder          $  1,545,270       $         -
                                                                        ------------       -----------
                                                                        ------------       -----------
       Earn-out liability related to Tamco acquisition                  $  1,168,305       $         -
                                                                        ------------       -----------
                                                                        ------------       -----------
       Issuance of promissory note to former Gel shareholders           $  3,000,000       $         -
                                                                        ------------       -----------
                                                                        ------------       -----------
       Conversion of Gel minority interest to GT common stock           $    110,000       $         -
                                                                        ------------       -----------
                                                                        ------------       -----------


          The accompanying notes are an integral part of these consolidated financial statements.

                           GT AUTOMOTIVE SYSTEMS, INC.

                    Notes to Consolidated Financial Statements

                                December 31, 1996

     (Information as of and for the six months ended June 30, 1997 is unaudited)

1.  ORGANIZATION AND BASIS OF PRESENTATION:

GT Automotive Systems, Inc. (GT ) was formed as a result of a merger of WLP Acquisition Company (WLP) with Gel, Inc. (Gel). The GT consolidated financial statements include the accounts of GT and its wholly owned subsidiaries GT Automotive System Windsor Limited (formerly Tamco Limited (Tamco)), a Canadian Corporation and GTS Shift Systems, Inc. (formerly Tamco Manufacturing Inc. (TMI)), collectively referred to as the Company. The Company is a manufacturer and supplier of transmission shifter systems for the North American automotive industry and has five manufacturing facilities located in Ontario and Michigan.

WLP was capitalized with an initial cash contribution of $1 million for the purpose of acquiring Tamco and TMI. Effective July 1, 1996, WLP activated a new Canadian corporation that acquired 100 percent of the common stock of Tamco Limited. Through a series of transactions, TMI (formerly a wholly owned subsidiary of Tamco) became a wholly owned subsidiary of WLP. The total purchase price of the acquisition was $7.3 million. A summary of the net assets of TMI and Tamco that were acquired is as follows:

         Cash                                                 $       300
         Other current assets                                    7,891,984
         Property, plant and equipment                           4,166,908
         Goodwill                                                5,820,755
         Deferred taxes                                            885,494
         Other assets                                               41,921
                                                              ------------
                   Total assets                                 18,807,362
                                                              ------------
         Liabilities                                            (6,741,587)
         Outside debt assumed                                   (4,731,782)
                                                              ------------
                                                                 7,333,993

         Note payable, former stockholder                        1,545,270
         Earn out liability                                      1,168,305
         Note payable, TMW Enterprise of Canada                    733,397
                                                              ------------
                   Cash investment                            $  3,887,021
                                                              ------------
                                                              ------------

Under the terms of the earn out up to $440,000 would be paid in 1997 and up to $733,000 in 1998 if certain financial performance is achieved. The earn out amount recorded is management's estimate of the amount that they believe is probable will be paid out. Subsequent adjustments, if any, to this liability will result in a corresponding adjustment to goodwill.

Effective November l, 1996, WLP acquired from the Gel stockholders 80 percent of the outstanding common stock of Gel for $9.48 million in cash and a $3 million, 8.25 percent promissory note. Immediately prior to the acquisition, Gel redeemed the common stock of two of its five stockholders (representing, at the time, 20 percent of Gel's outstanding common stock) for $4.2 million in cash and acquired certain intellectual property from one of these stockholders for $600,000. Following the stock acquisition, WLP and Gel were merged and the merged company was renamed GT Automotive Systems, Inc. In connection with the merger the 20 percent minority interest in Gel was converted to a l0 percent interest in GT and assigned a value of $110,000. A summary of the Gel net assets acquired is as follows:

         Cash                                                 $    360,819
         Other current assets                                    4,520,004
         Property, plant and equipment                           7,594,357
         Goodwill and intangible assets                         11,722,872
         Other assets                                               69,432
                                                              ------------
                     Total assets                               24,267,484

         Current liabilities                                   (4,512,285)
         Deferred taxes                                          (840,195)
         Existing debt                                         (1,525,951)
         Minority interest                                       (110,000)
                                                              ------------
                     Total purchase price                       17,279,053

         Subordinated note payable                             (3,000,000)
                                                              ------------
                     Cash investment                          $ 14,279,053
                                                              ------------
                                                              ------------

The above acquisitions have been accounted for as a purchase transaction, accordingly the assets and liabilities have been stated at fair value. The purchase price has been allocated to the assets and liabilities in accordance with Accounting Principles Board Opinion Number 16 and the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill.

On August 29, 1997, the Company was acquired by Dura Shifting Holding Corp.
(Dura) , a wholly-owned subsidiary of Dura Automotive Systems, Inc. (see Note
10), pursuant to the terms of a Stock Purchase Agreement (the Acquisition).

2.  SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of GT and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less.

INVENTORIES

Inventories are valued at the lower of first-in, first-out cost or market. Inventories consisted of the following:

                                               December 31,      June 30,
                                                   1996            1997
                                               ------------     ----------
                                                                (Unaudited)

         Raw materials                          $2,066,743      $2,258,897
         Work in process                         1,168,731       1,224,324
         Finished goods                            613,519         642,702
                                                ----------      ----------
                                                $3,848,993      $4,125,923
                                                ----------      ----------
                                                ----------      ----------

UNBILLED CUSTOMER TOOLING

Unbilled customer tooling represents the excess of cost over billings on uncompleted tooling projects. The Company receives a specific purchase order for this tooling and is reimbursed by the customer within one operating cycle. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided using the straight-line method over the following estimated useful lives:

    Buildings and improvements              5 to 40 years
    Machinery and equipment                 2 to 15 years

Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts and any residual values are charged or credited to income.

Property, plant and equipment consisted of the following as of:

                                                     December 31,    June 30,
                                                        1996           1997
                                                     -----------    -----------
                                                                    (Unaudited)

         Land and buildings                          $ 5,269,818   $ 6,314,328
         Machinery and equipment                       7,413,940     8,386,206
                                                     -----------   -----------

                                                      12,683,758    14,700,534
         Less- Accumulated depreciation                 (322,517)     (970,753)
                                                     -----------   -----------
                     Net property, plant
                        and equipment                $12,361,241   $13,729,781
                                                     -----------   -----------
                                                     -----------   -----------

OTHER ASSETS

Other assets are comprised primarily of goodwill that is being amortized using the straight-line method over 40 years from the date of the related acquisition. Accumulated amortization is $116,630 as of December 31, 1996 and $348,182 as of June 30, 1997.

The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its long-lived assets. If such events or circumstances indicate that the carrying amount of such assets may not be recoverable, the Company estimates the future cash flows expected to result from the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the long-lived assets, the Company will recognize an impairment loss. No loss has been recognized for the six month period ended December 31, 1996 or June 30, 1997.

ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

                                                                     June 30,
                                               December 31, 1996       1997
                                               -----------------    ----------
                                                                    (Unaudited)

         Compensation and benefits                 $1,580,385       $1,043,332
         Liability for loss contracts               2,074,303        1,369,322
         Customer advances                            751,996          496,445
         Other                                      2,101,085        1,795,743
                                                   ----------       ----------
                                                   $6,507,769       $4,704,842
                                                   ----------       ----------
                                                   ----------       ----------

INCOME TAXES

The Company accounts for income taxes under the liability method, whereby deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities.

FOREIGN CURRENCY TRANSLATION

The assets of the Company's Canadian operations are translated into U.S. dollars using current exchange rates with the effects of translation adjustments deferred and included as separate component of stockholders' equity. Revenues and expenses are translated at the average rate of exchange during the period.

UNAUDITED FINANCIAL INFORMATION

The accompanying balance sheet as of June 30, 1997 and the statements of operations, stockholders' equity and cash flows for the six month period ended June 30, 1997, are unaudited. In the opinion of management, such financial statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. The revenues and expenses for the six-month period ended June 30, 1997 are not necessarily indicative of results to be expected for the entire year.

USE OF ESTIMATES

The preparation of the accompanying financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates related primarily to the carrying amounts of accounts receivable, inventories and customer tooling balances. The ultimate results could differ from those estimates.

3.  MAJOR CUSTOMERS:

The Company sells its products directly to automobile manufacturers and their direct suppliers. Following is a summary of customers that accounted for more than 10% of revenues:

                                                    Six Month       Six Month
                                                  Period Ended    Period Ended
                                                   December 31,      June 30,
                                                      1996             1997
                                                  ------------    ------------
                                                                   (Unaudited)

         Ford                                           49%            44%
         Chrysler                                        25             19
         General Motors                                   6             14

Receivables from these customers represented 71% of total accounts receivable at December 31, 1996 and 75% at June 30, 1997.

4.  INCOME TAXES:

The provision for income taxes for the period ended December 31, 1996 is summarized below:

         Current                                                  $303,317
         Deferred                                                  103,306
         State and local                                            78,968
                                                                  --------
                                                                  $485,591
                                                                  --------
                                                                  --------

The effective tax rate exceeds the U.S. statutory rate primarily due to goodwill amortization that is not deductible for tax purposes and due to state and local taxes.

As of December 31, 1996, the Company had provided a valuation allowance for its net deferred income taxes, as based on available evidence, it is more likely than not that net deferred tax assets will not be realized. A summary of deferred tax assets (liabilities) is as follows:

         Assets:
            Accrued liabilities                                 $1,712,859
            Net operating loss carryforward                        640,926
            Other assets                                           365,281
                                                                ----------
                                                                 2,719,066
         Liabilities: Property, plant and equipment             (2,137,859)
                                                                ----------
                                                                   581,207
         Valuation allowance                                    (1,475,000)
                                                                ----------
                                                                $ (893,793)
                                                                ----------
                                                                ----------

5.  EMPLOYEE BENEFIT PLANS:

The Company provides certain health, dental and vision care benefits for retired employees of its Canadian subsidiary. The employees become eligible for these benefits if they retire from the Company at age 55 or older.

Net periodic post-retirement benefit costs include the following components as of December 31, 1996:

         Service cost, benefits earned during year                 $43,442
         Interest on accumulated benefit                            42,698
                                                                   -------
                                                                   $86,140
                                                                   -------
                                                                   -------

The following is an analysis of the liability included in other long-term liabilities on the Company's balance sheet at December 31, l996:

         Accumulated post-retirement benefit obligation:
            Retirees                                            $  313,599
            Active plan participants not yet eligible              963,440
                                                                ----------
                   Accrued
                      post-retirement benefits                  $1,277,039
                                                                ----------
                                                                ----------

A 12% increase in the cost of covered health, dental and vision care benefits was assumed for 1997. This rate is assumed to decrease gradually to a rate of 5% by 2005 and remain at that level thereafter. The cost trend rate assumption has a significant effect on the amounts reported. For example, a 1% increase in the rate would increase the accumulated post-retirement benefit obligation by $308,000 (or 24%) at the end of 1996; the service cost by $12,500 (29%) and the interest cost by $10,400 (24%) for the year. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.25%.

In addition, the Company maintains two 401(k) defined contribution plan for substantially all U. S. employees and participates in a multiemployer plan covering substantially all of its Canadian hourly employees. The Company's obligation under the multiemployer plan is limited to a fixed contribution per employee hour worked. Company contributions under these plans are charged to operations and were to $254,000 for the six-month period ended December 31, 1996 and $170,000 for the six-month period ended June 30, 1997.

6.  RELATED-PARTY TRANSACTIONS:

Interest of $138,906 for the six-month period ended December 31, 1996 and $167,756 for the six-month period ended June 30, 1997 was charged to operations related to the subordinated debt with related parties. In addition to the subordinated debt as shown in Note 9, approximately $500,000 of amounts owed to related parties is included in accounts payable and is owed to TMW Enterprises and TMW Enterprises of Canada primarily for costs incurred in connection with the acquisitions of Gel, TMI and Tamco as of December 31, 1996 and June 30, 1997

7.  EMPLOYMENT AGREEMENTS:

GT has entered into employment agreements with the three prior Gel (current
GT) stockholders and one TMI employee. The agreements call for various annual base salaries plus benefits. In addition, each of the former Gel executives shall be eligible for an annual bonus if certain mutually agreed upon business goals are achieved. The Gel agreements have a five-year term and the TMI agreement has a three-year term. The agreements carry a noncompete clause that prohibits the executive from competing for a period that is the greater of the remaining term of the agreement or two years (one year for the TMI employee) from the date of termination of employment.

8.  COMMITMENTS AND CONTINGENCIES:

LEASES

The Company is obligated under operating lease agreements for a building, machinery and equipment, computers and vehicles.

Future minimum rental payments required under the operating leases are as follows as of December 31, 1996:

         1997                                            $  584,716
         1998                                               448,187
         1999                                               284,234
         2000                                               239,772
         2001 and after                                     513,606
                                                         ----------
         Total minimum payments required                 $2,070,515
                                                         ----------
                                                         ----------

Rental expense was $270,000 for the six-month period ended December 31, 1996 and $402,350 for the six-month period ended June 30, 1997.

ENVIRONMENTAL AND LEGAL MATTERS

Due to the nature of its business, the Company may, from time to time, be exposed to potential liabilities to clean up environmental contaminates. In addition, the Company is periodically involved in legal proceedings in the ordinary course of business. In the opinion of management, such matters are not expected to have a material impact on the Company's future operating results or financial position.

9.  DEBT:

Debt consists of the following:


                                                                        December 31,       June 30,
                                                                           1996              1997
                                                                        -----------      ------------
Senior debt:
   Notes payable to banks, refinanced in January 1997
     with the proceeds from a term loan                                 $14,279,053       $         -
   Notes payable to banks, refinanced in January 1997
     with the  proceeds from a revolving line of credit                   5,744,492                 -
   Term loan payable to bank, due in quarterly installments
     of $400,000 due November 2003                                                -        15,200,000
   Revolving line of credit, due November 2003                                    -         7,162,564
                                                                        -----------       -----------
                                                                         20,023,545        22,362,564
   Less- Current maturities                                               1,600,000         1,600,000
                                                                        -----------       -----------
                                                                        $18,423,545       $20,762,564
                                                                        -----------       -----------
                                                                        -----------       -----------

Subordinated debt (all due to related parties):
   Notes payable to stockholders, 8.25 percent payable in
     quarterly installments of $222,046 including accrued
     interest, due November 1, 2000                                     $ 3,000,000       $ 2,676,355
   Notes payable to former Tamco stockholder, 8 percent,
     payable in quarterly installments of $95,838, due
     July 1, 2000                                                         1,341,725         1,283,100
   Note payable to TMW Enterprises, 6.75 percent, due
     July 1, 2004                                                         1,757,317         1,757,317
   Note payable to GT stockholders, 6.75 percent, due
     July 1, 2004                                                         1,129,703         1,129,703
   Note payable to TMW Enterprises of Canada, 8 percent,
     due May 6, 2001                                                        730,191           730,191
                                                                        -----------       -----------
                                                                          7,958,936         7,576,666
Less- Current maturities                                                  1,133,352         1,071,668
                                                                        -----------       -----------
                                                                        $ 6,825,584       $ 6,504,998
                                                                        -----------       -----------
                                                                        -----------       -----------


Subsequent to December 31, 1996, all notes payable to bank were refinanced with the proceeds from a $16 million term loan and a $9 million revolving line of credit (senior debt). Interest on the senior debt is payable at various dates and at GT's option accrues at either the bank's prime rate (plus .5 percent to 2.5 percent) or the Eurodollar rate (plus up to .5 percent). Amounts advanced under the line of credit are based on a percentage of eligible accounts receivable and inventory. In addition, GT must pay a fee on the average unused balance as defined by the revolving credit agreement at a rate varying from .2 percent to .375 percent of the average unused balance. The senior debt is collateralized by substantially all assets of GT.

The senior debt agreement contains certain financial covenants, including maintenance of minimum tangible net worth, a minimum debt service coverage ratio and a limitation on total senior debt based upon earnings before interest, taxes, depreciation and amortization. In addition, GT is prohibited from paying dividends while the senior debt is outstanding. The Company was in compliance with, or has received waivers for, all such covenants as of December 31, 1996. Maturities of long-term debt are as follows as of December 31, 1996:

         1997                                                 $  2,733,352
         1998                                                    2,733,352
         1999                                                    3,533,352
         2000                                                    3,341,669
         2001                                                    3,130,191
         Thereafter                                             12,510,565
                                                              ------------
                                                              $ 27,982,481
                                                              ------------
                                                              ------------

Subsequent to June 30, 1997, the Company's debt was refinanced in conjunction with acquisition by Dura (see Note 10).

10. SUBSEQUENT EVENT:

ACQUISITION BY DURA

On August 29, 1997 Dura acquired from eight individuals, one living trust and one limited partnership all of the issued and outstanding stock of GT for total consideration of approximately $46 million in cash and approximately $15 million of contingent consideration. The acquisition of the Company will be accounted for by Dura as a purchase and accordingly, the Company's assets and liabilities will be recorded at their estimated fair values at the acquisition date.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Gel, Inc.:

We have audited the accompanying statements of operations and cash flows of Gel, Inc. (a Delaware Corporation) for the ten-month period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, Gel, Inc.'s results of operations and cash flows for the ten-month period ended October 31, 1996 in conformity with generally accepted accounting principles.

                                         ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
   October 17, 1997

                                   GEL, INC.

                             Statement of Operations

                    For the Ten Months Ended October 31, 1996


NET SALES                                                      $19,945,147

COST OF SALES                                                   15,318,839
                                                               -----------
         Gross profit                                            4,626,308

SELLING AND ADMINISTRATIVE EXPENSES                              2,900,290
                                                               -----------
   Operating income                                              1,726,018

OTHER INCOME (EXPENSES):
   Interest expense                                               (148,145)
   Other                                                            31,769
                                                               -----------
         Net income                                            $ 1,609,642
                                                               -----------
                                                               -----------


              The accompanying notes are an integral part of this
                             financial statement.

                                   GEL, INC.

                             Statement of Cash Flows

                 For the Ten Months Ended October 31, 1996


                                                                               October 31,
                                                                                   1996
                                                                               -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                  $1,609,642
   Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation                                                               498,197
       Loss on sale of property and equipment                                      47,850
       (Increase) decrease in assets:
          Accounts receivable                                                     425,125
          Inventories                                                            (259,923)
          Prepaid expenses and other assets                                       140,933
       Increase (decrease) in liabilities:
          Accounts payable                                                       (154,053)
          Accrued liabilities                                                      75,318
                                                                               ----------
       Total adjustments                                                          773,447
                                                                               ----------
       Net cash provided by operating activities                                2,383,089
                                                                               ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of plant and equipment                                       42,360
   Purchases of property, plant and equipment                                    (805,121)
                                                                               ----------
       Net cash used in investing activities                                     (762,761)
                                                                               ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on debt                                                    (674,325)
   Proceeds from issuance of debt                                                 500,000
   Dividends paid                                                              (1,097,160)
                                                                               ----------
       Net cash used in financing activities                                   (1,271,485)
                                                                               ----------
NET INCREASE IN CASH                                                              348,843
CASH, beginning of period                                                          11,976
                                                                               ----------
CASH, end of period                                                            $  360,819
                                                                               ----------
                                                                               ----------
SUPPLEMENTAL CASH FLOW INFORMATION, cash paid during the year for
   interest                                                                    $  148,145
                                                                               ----------
                                                                               ----------


            The accompanying notes are an integral part of this
                         financial statement.

                                  GEL, INC.

                        Notes to Financial Statements

                               October 31, 1996

1.  ORGANIZATION AND BASIS OF PRESENTATION:

Gel, Inc. (Gel or the Company) designs and manufactures automotive parts, transmissions and shifter systems for the North American automotive industry and has manufacturing facilities in Michigan. The Company sells primarily to original equipment manufacturers located in the United States.

2.  SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and highly liquid investments with original maturity of three months or less.

INVENTORIES:

Inventories are valued at the lower of cost or market. The first-in, first-out (FIFO) method of determining costs is used. Cost includes material, labor and manufacturing overhead required in the production of the Company's product.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment are stated at cost. Predominately all depreciation is computed using the straight-line method over the following estimated useful lives:

         Buildings and improvements                        3 to 40 years
         Machinery and equipment                           3 to 10 years
         Office furniture and fixtures                     3 to 10 years
         Vehicles                                          3 to 5 years

MAJOR CUSTOMERS:

Sales to customers who represents greater than 10% of sales for the ten-month period ended October 31, 1996 are as follows:

                                                                      1996
                                                                     ------
         Ford                                                          29%
         General Motors                                                33%
         United Technologies                                           20%

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Ultimate results could differ from those estimates.

3.  DEBT:

The Company has a $2,000,000 line of credit with a bank with no outstanding balance as of October 31, 1996. This line bears interest at the bank's prime rate (8.25 percent at October 31, 1996) minus one quarter of a percent.

Debt consists of the following at October 31, 1996:

    Notes payable to bank, $24,103 monthly at 7.6% per
      annum, due through 1998, collateralized by
      machinery and equipment                                     $664,008
    Notes payable to bank, $10,103 monthly at 7.85% per
      annum, due through 2000, collateralized by machinery
      and equipment                                                416,223
    Note payable to bank $9,889 monthly at 6.95% per annum,
      due through 2001, collateralized by machinery and
      equipment                                                    442,376
    Other                                                            3,344
                                                                ----------
                                                                 1,525,951
    Less current maturities                                        418,532
                                                                ----------
                                                                $1,107,419
                                                                ----------
                                                                ----------

Future maturities of long-term debt are as follows:

                  Year                                             Amount
         ----------------------                                  ----------
         November-December 1996                                  $  69,250
         1997                                                      418,657
         1998                                                      577,935
         1999                                                      205,969
         2000                                                      220,898
         2001                                                       33,242

Notes payable to bank contain certain financial covenants, which, among other matters, require the Company to maintain certain levels of net worth. The Company was in compliance with these covenants at October 31, 1996.

4.  FEDERAL INCOME TAX:

The Company is an S-Corporation under the applicable provisions of the Internal Revenue Code. Accordingly, the Company's taxable income or loss is reported by the stockholders in their personal returns, and the Company does not pay any federal income tax. The Company paid dividends of $1,097,160 to the stockholders to cover their personal tax liability during the ten months ended October 31, 1996.

5.  SALE OF STOCK:

Effective January 1, 1992, certain members of management purchased 80 percent of the Company's common stock from the Company's majority shareholder (Seller) for cash and a note payable to the Seller in the amount of $3,704,419, with monthly payments of $48,779 at an annual rate of interest of 15 percent over 20 years. The balance on this note was $3,500,529 at October 31, 1996. The note payable to the seller is guaranteed by the Company. This note was repaid on November 1, 1996, in connection with the common stock redemption and acquisition (see Note 7).

6.  EMPLOYEE BENEFIT PLAN:

The Company maintains a 401(k) defined contribution plan for substantially all the employees. No contributions were made for the ten months ended October 31, 1996.

7.  ACQUISITION BY WLP:

Effective November 1, 1996, the Company redeemed 98,400 shares of common stock (20% of its outstanding common stock) for $4.16 million. In addition, the Company paid $600,000 to one of the stockholders whose common stock was redeemed in exchange for an assignment of the stockholder's intellectual property rights. The redemption and payment were financed from the proceeds of a $4.76 million promissory note from WLP Acquisition Company (WLP). WLP is a holding company with one operating subsidiary, Tamco LTD. Concurrent with the stock redemption, WLP acquired from the stockholders for $9.48 million in cash and a $3 million promissory note, 314,880 shares of the Company's common stock (80% of the outstanding common stock after the redemption). Upon completion of the common stock redemption, WLP was merged with the Company, and the merged company was renamed GT Automotive Systems
(GT). Under the terms of the merger agreement, the remaining individual stockholders of the Company (excluding WLP) exchanged their 20% of the common stock of the Company for 10% of the outstanding common stock of GT.

8.  COMMITMENTS AND CONTINGENCIES:

LEASES

The Company is obligated under operating lease agreements for a building, machinery and equipment, computers and vehicles.

Future minimum rental payments required under the operating leases at October 31, 1996 are as follows:

         1997                                          $  543,801
         1998                                             488,187
         1999                                             284,234
         2000                                             239,772
         2001 and thereafter                              513,606
                                                       ----------
                                                       $2,069,600
                                                       ----------
                                                       ----------

Rental expense under the leases was $473,148 for the ten months ended October 31, 1996.

ENVIRONMENTAL AND LEGAL MATTERS:

Due to the nature of its business, the Company may, from time to time, be exposed to potential liabilities to clean up environmental contaminants. In addition, the Company is periodically involved in legal proceedings in the ordinary course of business. In the opinion of management, such matters are not expected to have a material impact in the Company's future operating results or financial position.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Tamco Limited:

We have audited the accompanying consolidated statements of operations and cash flows of Tamco Limited (a Canadian corporation) and subsidiary for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, Tamco Limited and Subsidiary's results of operations and cash flows for the six months ended June 30, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
  October 17, 1997

                                TAMCO LIMITED

           Consolidated Statement of Operations (in Canadian Dollars)

                    For the Six Months Ended June 30, 1996


NET SALES                                                    $  23,826,156

COST OF SALES                                                   20,321,580
                                                             -------------
         Gross profit                                            3,504,576

SELLING AND ADMINISTRATIVE EXPENSES                                928,004
                                                             -------------
         Operating income                                        2,576,572

INTEREST EXPENSE                                                   222,036
                                                             -------------
         Net income before income taxes                          2,354,536

PROVISION FOR INCOME TAXES                                         175,000
                                                             -------------
         Net income                                           $  2,179,536
                                                             -------------
                                                             -------------


              The accompanying notes are an integral part of this
                      consolidated financial statement.

                                 TAMCO LIMITED

            Consolidated Statement of Cash Flows (in Canadian Dollars)

                      For the Six Months Ended June 30, 1996


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                $  2,179,536
   Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation                                                               438,000
       Amortization                                                                78,000
       Deferred income taxes                                                      (38,000)
       (Increase) decrease in operating items:
          Accounts receivable                                                    (718,774)
          Inventory                                                            (1,442,155)
          Prepaid expenses and other                                             (202,488)
          Accounts payable and accrued liabilities                                (62,952)
                                                                             ------------
             Net cash provided by operating activities                            231,167
                                                                             ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                                     (387,819)
                                                                             ------------
             Net cash used in operating activities                               (387,819)
                                                                             ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of long-term debt                                                   (313,894)
   Borrowings on line of credit, net                                              470,955
                                                                             ------------
             Net cash provided by financing activities                            157,061
                                                                             ------------
   Increase in cash during the period                                                 409

   Cash, beginning of period                                                            -
                                                                             ------------
   Cash, end of period                                                             $  409
                                                                             ------------
                                                                             ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest                                                      $  107,985
                                                                             ------------
                                                                             ------------
   Cash paid for income taxes                                                  $  314,766
                                                                             ------------
                                                                             ------------


              The accompanying notes are an integral part of this
                       consolidated financial statement.

                                TAMCO LIMITED

         Notes to Consolidated Financial Statements (in Canadian Dollars)

                                June 30, 1996

1.  ORGANIZATION AND BASIS OF PRESENTATION:

The accompanying financial statements include the accounts of Tamco Limited (Tamco or the Company), a Canadian corporation, and its wholly owned subsidiary Tamco Manufacturing Inc. (TMI), a Michigan Corporation. Tamco and its subsidiary were acquired by WLP Acquisition Corp. (WLP) on July 1, 1996 (see Note 5).

The Company is a manufacturer and supplier of transmission shifter systems for the North American automotive industry and has four manufacturing facilities located in Ontario and Michigan.

2.  SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

Cash equivalents consist of money market instruments with original maturities of three months or less and are stated at fair value.

INVENTORY

Inventories are valued at the lower of first-in, first-out (FIFO) cost or market and consists of raw materials, labor and manufacturing overhead incurred in the manufacture of the Company's product.

PREPAID CUSTOMER TOOLING

Prepaid customer tooling is recorded at cost. Amortization is provided by charges to income on the basis of estimated units of production over the estimated useful life of the tooling, not to exceed five years from commencement of commercial production.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost and depreciation is provided by charges to income using the following rates:

         Building                                     2-1/2% straight-line
         Machinery and equipment                         10% straight-line
         Computer equipment                              50% straight-line

Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts and any residual values are charged or credited to income.

OTHER ASSETS

Other assets consist primarily of patents that are recorded at the lower of cost and net realizable value. Amortization is provided by charges to income on a straight-line basis over their expected life.

MAJOR CUSTOMERS

Sales to customers who represents greater than 10% of sales for the six-month period ended June 30, 1996 are as follows:

                                                                 June 1996
                                                                 ---------
         Ford                                                       50%
         Chrysler                                                   28%

INCOME TAXES

Deferred income taxes result from the recognition of the income tax effect of timing differences in reporting transactions for financial and tax purposes.

FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities denominated in foreign currency are translated into Canadian dollars at the rate of exchange in effect at year-end. Non-monetary assets and liabilities are translated using historical exchange rates. Revenue and expenses are translated at average exchange rates for the year, with the exception of amortization which is translated at the rates of exchange applicable to the related assets.

The Company's wholly owned foreign subsidiary, TMI, is considered to be a self-sustaining foreign subsidiary. Its balance sheet accounts have been translated into Canadian dollars using the rate of exchange in effect at year-end and its revenue and expense accounts have been translated using the average exchange rate for the year. Gains or losses arising from these translation adjustments are charged to shareholder's equity.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

3.  INCOME TAXES:

The provision for income taxes for the six-month period ended June 30, 1996 is summarized below:

         Current                                                $  205,000
         Deferred                                                  (38,000)
         State and local                                             8,000
                                                                ----------
                                                                $  175,000
                                                                ----------
                                                                ----------

4.  COMMITMENTS AND CONTINGENCIES:

ENVIRONMENTAL MATTERS

Due to the nature of the business, the Company may, from time to time, be exposed to potential liabilities to clean up environmental contaminants. In addition, the Company is periodically involved in legal proceedings in the ordinary course of business. In the opinion of management, such matters are not expected to have a material impact on the Company's future operating results or financial position.

LEASES

The Company is obligated under operating lease agreements for a building and equipment. Future minimum lease payments under the operating leases are as follows as of June 30, 1996:

         1997                                             $217,293
         1998                                               56,500
         1999                                               15,024
         2000                                               15,024
         2001                                               15,024
                                                          --------
                                                          $318,865
                                                          --------
                                                          --------

Rental expense under the leases was $180,000 for the six months ended June 30, 1996.

5.  ACQUISITION OF THE COMPANY

On July 1, 1996 WLP acquired the Company for total consideration of approximately $7.3 million. This transaction was consummated through the purchase of common stock of the Company.

                                                                     EXHIBIT B


                        PRO FORMA FINANCIAL INFORMATION


     On August 29, 1997, Dura Shifter Holding Corp., a wholly owned indirect subsidiary of Dura Automotive Systems, Inc. (the "Company"), acquired from eight individuals, one living trust, and one limited partnership all of the issued and outstanding stock of GT Automotive Systems, Inc. (the "Acquired Operation"). The Acquired Operation designs and manufactures gearshift lever systems and turn signal and tilt lever assemblies for the North American automotive industry. The acquisition of the Acquired Operation was accounted for using the purchase method of accounting and, accordingly, the results of operations of the Acquired Operation are consolidated with the results of operations of the Company as of the date of acquisition.

     The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 gives effect to the acquisition of the Acquired Operation, the December 5, 1996 acquisition from Sparton Corporation of the KPI Group (whose name was changed to Dura Automotive Systems, Inc. Shifter Operations ("DASSO")) and the Company's August 14, 1996 initial public offering of 3,975,000 shares of Class A common stock ("Offering") as if such transactions had occurred at the beginning of the year. The following unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 1997 gives effect to the acquisition of the Acquired Operation as if it had occurred at the beginning of the period. The following unaudited condensed consolidated balance sheet as of June 30, 1997 reflects the acquisition of the Acquired Operation as if it had occurred on that date. The unaudited pro forma financial statements are based on a preliminary allocation of the purchase price of the Acquired Operation and do not purport to represent what the Company's results of operations would actually have been if such transaction in fact had occurred at such dates or to project the Company's results of future operations. The unaudited pro forma information should be read in conjunction with the Company's audited historical consolidated financial statements and notes thereto included in the Company's 1996 Annual Report to Stockholders and with the audited historical financial statements and notes thereto of the Acquired Operation filed herewith.

                         DURA AUTOMOTIVE SYSTEMS, INC.
               Pro Forma Condensed Consolidated Balance Sheet
                             As of June 30, 1997
                                (in thousands)


                                                                           Acquired
                                                          Company          Operation
                                                           as of              as of          Pro Forma
                                                       June 30, 1997      June 30, 1997      Adjustments       Total
                                                      --------------     --------------     -------------     --------
ASSETS
Current assets:
 Cash and cash equivalents                              $  10,779          $    -           $     -           $  10,779
 Accounts receivable                                       67,913              8,287              -              76,200
 Inventories                                               24,910              4,126              -              29,036
 Other current assets                                      17,651              1,794              -              19,445
                                                        ---------          ---------        ---------         ---------
  Total current assets                                    121,253             14,207              -             135,460

Property, plant and equipment, net                         62,510             13,730              -              76,240

Goodwill and other assets, net                            135,499             17,679           27,441 (2)       180,619
                                                        ---------          ---------        ---------         ---------
                                                       $  319,262          $  45,616        $  27,441        $  392,319
                                                        ---------          ---------        ---------         ---------
                                                        ---------          ---------        ---------         ---------

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
 Current maturities of long-term debt                  $    2,512          $   2,672        $     -          $   5,184
 Accounts payable                                          34,782              5,158              -             39,940
 Accrued liabilities                                       42,689              4,705              -             47,394
                                                        ---------          ---------        ---------         --------
  Total current liabilities                                79,983             12,535              -             92,518

Long-term debt, net of current maturities                 119,629             27,268           16,260 (1)      163,157

Other noncurrent liabilities                               25,399              3,751           13,243 (3)       42,393
                                                        ---------          ---------        ---------         --------

Stockholders' investment:
 Common stock                                                  88                10               (10)(4)           88
 Additional paid-in capital                                63,282             1,100            (1,100)(4)       63,282
 Retained earnings                                         33,030               939              (939)(4)       33,030
 Cumulative translation adjustment                        (2,002)                13               (13)(4)       (2,002)
 Common stock subscriptions receivable                      (147)               -                -                (147)
                                                        ---------          ---------        ---------         --------
  Total stockholders' investment                           94,251              2,062           (2,062)          94,251
                                                        ---------          ---------        ---------         --------
                                                       $  319,262          $  45,616        $  27,441        $ 392,319
                                                        ---------          ---------        ---------         --------
                                                        ---------          ---------        ---------         --------


         See Accompanying Notes to Pro Forma Condensed Consolidated
                                Balance Sheet.

                         DURA AUTOMOTIVE SYSTEMS, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                (IN THOUSANDS)

(1) Adjustment to reflect the incremental borrowings to finance the purchase price of the Acquired Operation ($45,000) and transaction costs ($1,200).

(2) To record the excess of the purchase price of the Acquired Operation over the fair value of the net assets acquired as goodwill. The goodwill will be amortized on a straight-line basis over forty years.

(3) To record management's preliminary estimate of reserves to be established in connection with the acquisition of the Acquired Operation, including costs to be incurred to exit certain manufacturing activities of the Acquired Operation and other costs. These reserves have been established based on preliminary estimates. Changes in these estimates will result in adjustment to the recorded goodwill.

(4) To eliminate the historical stockholders' investment of the Acquired Operation.

                         DURA AUTOMOTIVE SYSTEMS, INC.
           Pro Forma Condensed Consolidated Statement of Operations
                     For the Year Ended December 31, 1996
                     (in thousands, except per share data)


                                                                                       Acquired                   Pro Forma
                                                          Company        DASSO(7)    Operation(6)    Combined    Adjustments
                                                       -----------     ----------   -------------   ----------   ------------
Revenues                                               $  245,329      $  89,815      $  57,837     $  392,981   $      -

Cost of sales                                             208,939         79,070         48,145        336,154        (1,219)(1)
                                                       ----------      ---------      ---------     ----------   -----------
 Gross profit                                              36,390         10,745          9,692         56,827         1,219

Selling, general & administrative expenses                 16,028          6,569          4,770         27,367          -

Amortization expense                                        1,036           -               413          1,449         2,500 (2)
                                                       ----------      ---------      ---------     ----------   -----------
 Operating income                                          19,326          4,176          4,509         28,011        (1,281)

Interest expense                                            2,589           -             2,385          4,974         6,883 (3)
                                                       ----------      ---------      ---------     ----------   -----------
 Income before income taxes                                16,737          4,176          2,124         23,037        (8,164)

Provision for income taxes                                  6,609          1,700            850          9,159        (3,143)(4)
                                                       ----------      ---------      ---------     ----------   -----------
 Net income                                             $  10,128       $  2,476       $  1,274      $  13,878     $  (5,021)
                                                       ----------      ---------      ---------     ----------   -----------
                                                       ----------      ---------      ---------     ----------   -----------
Weighted average common and common
 equivalent shares outstanding                              6,462
                                                       ----------
                                                       ----------
Earnings per common and common
 equivalent share                                       $    1.57
                                                       ----------
                                                       ----------



                                                                         Offering       Pro Forma
                                                        Pro Forma      Adjustments     As Adjusted
                                                       -----------   --------------  --------------

Revenues                                               $  392,981           -         $  392,981

Cost of sales                                             334,935           -            334,935
                                                       ----------     ----------      ----------
 Gross profit                                              58,046           -             58,046

Selling, general & administrative expenses                 27,367           -             27,367

Amortization expense                                        3,949           -              3,949
                                                       ----------     ----------      ----------
 Operating income                                          26,730           -             26,730

Interest expense                                           11,857         (2,333)(5)       9,524
                                                       ----------     ----------      ----------
 Income before income taxes                                14,873          2,333          17,206

Provision for income taxes                                  6,016            912 (5)       6,928
                                                       ----------     ----------      ----------
 Net income                                              $  8,857       $  1,421        $ 10,278
                                                       ----------     ----------      ----------
                                                       ----------     ----------      ----------
Weighted average common and common
 equivalent shares outstanding                              6,462          2,359           8,821
                                                       ----------     ----------      ----------
                                                       ----------     ----------      ----------
Earnings per common and common
 equivalent share                                         $  1.37                        $  1.17
                                                       ----------                     ----------
                                                       ----------                     ----------


          See Accompanying Notes to Pro Forma Condensed Consolidated
                           Statements of Operations.

                         DURA AUTOMOTIVE SYSTEMS, INC.
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996


(1) To reflect the change in depreciation expense resulting from adjustments to the depreciable lives of property, plant and equipment of DASSO to their estimated useful lives at the time of the acquisition and from adjustments to value such property, plant and equipment at fair value such property, plant and equipment at fair value as of the date of acquisition.

(2) Represents amortization of goodwill arising from the acquisitions of the Acquired Operation ($712) and DASSO ($1,788). Goodwill will be amortized on a straight-line basis over forty years.

(3) Represents incremental interest expense arising from indebtedness incurred to acquire the Acquired Operation ($1,295) and DASSO ($5,588). Interest was calculated using the Company's weighted average interest rates for the periods.

(4) To record the income tax effects of the pro forma adjustments and reflect the income tax provision at the Company's effective income tax rate of 40%.

(5) Represents the reduction in interest expense and corresponding increase in income tax expense arising from the use of the proceeds from the Offering to repay indebtedness, calculated using the Company's weighted average interest rate on debt assumed to be retired.

(6) Represents the pro forma results of operations of the Acquired Operation for the year ended December 31, 1996. The pro forma results give effect to the Acquired Operations 1996 acquisitions of Gel, Inc. (Gel) and Tamco, Ltd. (Tamco). See Exhibit A for financial statements of the Acquired Operation, Gel and Tamco.


                                      GT Automotive                                Pro Forma       Acquired
                                      Systems, Inc.        Gel         Tamco       Adjustments     Operation
                                      -------------   ---------      ---------      -----------   ----------
Revenues                               $  20,988      $  19,945      $  16,904       $   -        $  57,837
Cost of sales                             18,269         15,319         14,418           139 (a)     48,145
                                       ---------      ---------      ---------       -------      ---------
 Gross profit                              2,719          4,626          2,486          (139)         9,692
S,G&A                                      1,212          2,900            658           -            4,770
Amortization expense                         116            -              -             297 (b)        413
                                       ---------      ---------      ---------       -------      ---------
 Operating income                          1,391          1,726          1,828          (436)         4,509
Interest expense                             563            116            158         1,548 (c)      2,385
                                       ---------      ---------      ---------       -------      ---------
 Income before income taxes                  828          1,610          1,670        (1,984)         2,124
Provision for income taxes                   486            -              124           240 (d)        850
                                       ---------      ---------      ---------       -------      ---------
 Net income                               $  342       $  1,610       $  1,546      $ (2,224)      $  1,274
                                       ---------      ---------      ---------       -------      ---------
                                       ---------      ---------      ---------       -------      ---------


  (a) To reflect the change in depreciation expense resulting from adjustments to the depreciable lives of property, plant and equipment of Gel and Tamco to their estimated useful lives at the time of the acquisition and from adjustments to value such property, plant and equipment at fair value such property, plant and equipment at fair value as of the date of acquisition

  (b) Represents amortization of goodwill arising from the acquisitions of Gel and Tamco. Goodwill will be amortized on a straight-line basis over forty years.

  (c) Represents incremental interest expense arising from indebtedness incurred to acquire Gel and Tamco. Interest was calculated using the Acquired Operations weighted average interest rates for the periods.

  (d) To record the income tax effects of the pro forma adjustments.


(7) Represents the results of operations of DASSO for the period from January 1, 1996 through December 5, 1996, the date of acquisition by the Company.

                        DURA AUTOMOTIVE SYSTEMS, INC.
         Pro Forma Condensed Consolidated Statement of Operations
                    For the Six Months Ended June 30, 1997
                     (in thousands, except per share data)


                                                                        Acquired                       Pro Forma
                                                          Company      Operation       Combined       Adjustments      Pro Forma
                                                       ------------  -------------  -------------   --------------   -------------
Revenues                                               $  222,717      $  31,555     $  254,272           $  -        $ 254,272

Cost of sales                                             188,542         27,048        215,590              -          215,590
                                                       ----------      ---------     ----------           ------      ---------
 Gross profit                                              34,175          4,507         38,682              -           38,682

Selling, general & administrative expenses                 13,829          1,808         15,637              -           15,637

Amortization expense                                        1,774            232          2,006              331 (1)      2,337
                                                       ----------      ---------     ----------           ------      ---------
 Operating income                                          18,572          2,467         21,039             (331)        20,708

Interest expense                                            3,853          1,403          5,256              437 (2)      5,693
                                                       ----------      ---------     ----------           ------      ---------
 Income before income taxes                                14,719          1,064         15,783             (768)        15,015

Provision for income taxes                                  6,075            467          6,542             (166)(3)      6,376
                                                       ----------      ---------     ----------           ------      ---------
 Net income                                              $  8,644         $  597       $  9,241          $  (602)      $  8,639
                                                       ----------      ---------     ----------           ------      ---------
                                                       ----------      ---------     ----------           ------      ---------
Weighted average common and common
 equivalent shares outstanding                              8,860                                                         8,860
                                                       ----------                                                     ---------
                                                       ----------                                                     ---------
Earnings per common and common
 equivalent share                                         $  0.98                                                       $  0.98
                                                       ----------                                                     ---------
                                                       ----------                                                     ---------


             See Accompanying Notes to Pro Forma Condensed Consolidated
                             Statements of Operations.

                         DURA AUTOMOTIVE SYSTEMS, INC.
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997


(1) Represents amortization of goodwill arising from the acquisition of the Acquired Operation. Goodwill will be amortized on a straight-line basis over forty years.

(2) Represents incremental interest expense arising from indebtedness incurred to acquire the Acquired Operation. Interest was calculated using the Company's weighted average interest rates for the periods.

(3) To record the income tax effects of the pro forma adjustments and reflect the income tax provision at the Company's effective income tax rate of approximately 42%.